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                                                                   Exhibit 99.1


NEWS RELEASE                                Company Contact:
FOR IMMEDIATE RELEASE                       Arthur A. Koch, Jr.
                                            Chief Operating Officer
                                            (302) 456-6789
                                            www.sdix.com
                                            ------------


                                            Investor Relations Contact:
                                            Lippert/Heilshorn & Associates, Inc.
                                            William A. Walkowiak, CFA
                                            Klea Theoharis
                                            (212) 838-3777
                                            klea@lhai.com
                                            -------------


           Strategic Diagnostics Acquires Proprietary Media and Other
                       Technology from Molecular Circuitry


Newark, Del., July 17, 2002 - Strategic Diagnostics Inc., (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, has acquired certain technologies from Molecular Circuitry Inc. The purchased assets consist primarily of various proprietary media technology that will be used in combination with SDI's new diagnostic tests for food-borne pathogens, including salmonella and E. Coli. The assets also include MCI's sales and marketing rights to the ruminant feed test product line that the two companies have been jointly developing in collaboration with McDonald's Corporation. The ruminant feed test is being designed to rapidly detect unapproved proteins in animal feed that are believed to be linked to "mad cow" disease. In consideration for these and other related assets, SDI is issuing to Molecular Circuitry 600,000 unregistered shares of SDI's common stock, and will pay MCI certain royalties on subsequent sales of the media by SDI.

The Company believes that the proprietary media, trademarked RapidChek(R) Media and Chromagenic Media(TM), offer the best commercially available combination of test specificity and speed. Richard C. Birkmeyer, President and CEO of SDI, explained that all diagnostic tests for food pathogens require an enrichment of bacteria on media to be detected. The RapidChek(R) media allows this enrichment to be performed in eight hours, with negative selectivity to other bacteria. "We believe that the Molecular Circuitry media technology will give our new pathogen-testing product lines strategic competitive advantages over other testing methods. This technology will allow us to move ahead confidently with our new product introductions. Our E. coli test was introduced at the recent International Association of Food Professionals conference in San Diego and the initial response has been strong. We have also initiated several third party evaluations of the product, and expect the results very soon. We believe the combination of this proprietary media and our test method offers the food manufacturing industry the best solution for E. Coli analysis in food products," commented Birkmeyer.

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Herbert Lotman, President and CEO of Molecular Circuitry added, "We believe the
RapidChek(R) pathogen screening test provides food processors with an improved method that is faster and easier to use than current available options. The speed of the new test is derived from all parts of the testing process. First of all, the RapidChek(R) test does not require refrigeration. This speeds the process because there is no need to wait for materials to warm to room temperature. Samples for testing do not need to be boiled, saving more time. Finally, the enrichment procedure with the RapidChek(R) test involves only one step and can be accomplished in as little as 8 hours, compared to the 20 hours required by many competitive products.

"We have been very pleased with our collaborative efforts with SDI, and we see great promise in the commercial development of this technology. SDI has the proven ability to develop viable, state-of-the art diagnostic methods. By exchanging this technology for an equity position in SDI, we expect to share in the success of its commercial development."

About Strategic Diagnostics Inc.
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" "plan" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.